EXHIBIT 99.1

NIGHTCULTURE SUBSIDIARY, STEREO LIVE, REPORTS RECORD MONTHLY REVENUE IN FEBRUARY

HOUSTON, TEXAS, March 11, 2013 -- NightCulture Inc. (the "Company") (OTCBB: NGHT - News) is pleased to announce that Stereo Live, a wholly owned subsidiary acquired last August, reported record revenue for the month of February. Unaudited revenue for the month topped $339,000 compared to $112,849 in February 2012, a 201% increase year-over-year. The increase in revenue was attributed to a solid month of calendar bookings and All-Star basketball weekend events.

Michael Long, CEO of NightCulture, stated, “The acquisition of Stereo Live has become a huge catalyst for revenue growth in our company while giving us the ability to showcase a flagship venue for our concerts.”

About NightCulture Inc.

NightCulture Inc., "Concerts that Change Your Life", is a premier producer of live concerts and events. NightCulture operates in the following markets: Houston, TX, Austin, TX, Dallas, TX, San Antonio, TX, & Oklahoma City, OK. NightCulture is the first Electronic Music company to trade in the public markets.

Stereo Live, LLC, a wholly-owned subsidiary of NightCulture, operates Stereo Live, a 25,000 square foot music and live events venue located on 2 1/2 acres of land at 6400 Richmond Avenue in Houston, Texas. http://www.StereoLiveHouston.com

NightCulture Inc. produces two branded music festivals a year, Meltdown Music Festival in Dallas, TX http://www.meltdowndallas.com/ and Something Wicked Halloween Festival http://www.SomethingWickedFestival.com in Houston, TX.

Safe Harbor Statement

Statements in this release that relate to future plans or projected results of NightCulture Inc. are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the “safe harbor” provisions of the PSLRA. Our actual results may vary materially from those described in any “forward-looking statement” due to, among other possible reasons, the realization of any one or more of the risk factors described in our annual or quarterly reports, or in any of our other filings with the Securities and Exchange Commission. Readers of this release are encouraged to study all of our filings with the Securities and Exchange Commission. Readers of this release are cautioned not to put undue reliance on forward-looking statements.

Contacts:	Michael Long 832-535-9070 NGHT@NightCulture.com